Exhibit 99.01

Press Release
www.shire.com

Director/PDMR Shareholding

March 11, 2010 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that on March 10, 2010, Ms Anita Graham, a Person Discharging Managerial Responsibility, exercised an option over 60,000 Shire ordinary shares of 5p (“Shares”) at an exercise price of £5.585.  Ms Graham chose to use a net settled cashless exercise facility run by the Company which resulted in a total of 37,218 Shares being allotted to her.  The option over the remaining 22,782 Shares lapsed.

The Company also announces that on the same day, Ms Graham sold 37,218 Shares at a price of £14.71.

Following this transaction Ms Graham holds options over 45,000 Shares.  She also holds awards of Stock Appreciation Rights, Performance Shares and Restricted Shares over 84,426 American Depository Shares (“ADSs”).  One ADS is equal to three Shares.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX